Exhibit (a)(1)(I)

FORM OF CONFIRMATION LETTER TO ELIGIBLE OPTIONHOLDERS

PARTICIPATING IN THE EXCHANGE OFFER

Date:
To:
From:	LeapFrog Enterprises, Inc.
Re:	Confirmation of Acceptance of Election Form

Thank you for your submission of the Election Form and Eligible Option Information Sheet. We confirm with this letter that we have accepted your Election Form and have cancelled your eligible option grants that you tendered for exchange. Subject to the other terms and conditions of the exchange offer, you have been granted the new option grants entitling you to purchase the number of shares of our Class A common stock listed below:

Grant Date	Grant Type	Exercise Price per Share	Number of Shares Underlying New Option Grant
	NSO	$ per share

	NSO	$ per share

	NSO	$ per share

Shortly, we will be sending you stock option agreements for your new option grants. If you are a U.S. employee, your new option grants will be delivered electronically and you will be notified via e-mail when they are ready for acceptance. If you are a non-U.S. employee we will be sending you hard copies of the stock option agreements for your review and execution.

In the meanwhile, if you have any questions, please send us an email at stockplans@leapfrog.com.